Exhibit 10.2

SUPERMEDIA INC.

EMPLOYEE STOCK-SETTLED
RESTRICTED STOCK UNIT AWARD AGREEMENT

[                              ]
Grantee

Date of Award:	[ ]

Number of Restricted Stock Units:	[ ]

Expiration Date:	10 years from the Date of Award

General Vesting Schedule/Restricted Period:	3 years, with vesting in installments of 1/3 on the anniversary date of the Date of Award in each of the years.

AWARD OF RESTRICTED STOCK UNITS

1.                                      GRANT OF RSU AWARD.  The Compensation Committee (the “Committee”) of the Board of Directors of SuperMedia Inc., a Delaware corporation (the “Company”), pursuant to the SuperMedia Inc. 2009 Long-Term Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above (the “Date of Award”), that number of restricted stock units set forth above (the “RSUs”), on the following terms and conditions:

During the Restricted Period, the RSUs will be evidenced by entries in a bookkeeping ledger account which reflect the number of RSUs credited under the Plan for your benefit.  For purposes of this Agreement, the term “Restricted Period” means the period designated by the Committee during which the RSUs are subject to forfeiture and restrictions on transfer (the “Forfeiture Restrictions”).  The Restricted Period and all Forfeiture Restrictions on the RSUs covered hereby shall lapse as to those RSUs when the RSUs become vested and you meet all other terms and conditions of this Agreement.

Upon the earlier of (1) the date the RSUs granted under this Award become vested under the General Vesting Schedule (without regard to any acceleration provisions contained herein), (2) the date on which you have a Separation from Service for any reason or (3) the date on which occurs a Change in Control of the Company, the Company shall issue to you one share of Stock, less applicable withholding, in exchange for each RSU that is awarded to you hereby and thereafter you shall have no further rights with respect to such RSU.

2.                                      SEPARATION FROM SERVICE/CHANGE IN CONTROL.  The following provisions will apply in the event you incur a Separation from Service with the Company and all Affiliates (collectively, the “Company Group”) or a Change in Control occurs before the third anniversary of the Date of Award (the “Third Anniversary Date”) under this Agreement:

2.1                                 Separation from Service Generally. If you incur a Separation from Service with the Company Group for any reason before the Third Anniversary Date of Award, the Forfeiture Restrictions then applicable to the RSUs shall not lapse and the number of RSUs then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date of your Separation from Service, except that the Committee, at its sole option and election, may permit the Forfeiture Provisions to lapse only in part if you are terminated without cause.

2.2                                 Change in Control.  If a Change in Control occurs before the Third Anniversary Date, all remaining Forfeiture Restrictions shall immediately lapse on the date the Change in Control occurs.

3.                                      DELAYED PAYMENT IN CERTAIN CIRCUMSTANCES.  Notwithstanding any other provision of this Agreement, if you are a specified employee (within the meaning of Section 409A), no payments shall be made to you pursuant to this Award due to a separation from service for any reason before the date that is six months after the date on which you incur a Separation from Service.

4.                                      TAX WITHHOLDING.  To the extent that the receipt of the RSUs or the Agreement, the vesting of the RSUs or a distribution under the Agreement results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company Group has a withholding obligation, you shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company Group may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company Group is authorized to withhold from any payment due under the Agreement or from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation based on the last per share sales price of the Stock of the Company for the trading day immediately preceding the date that the withholding obligation arises, as reported in the NASDAQ Composite Transactions.

5.                                      NONTRANSFERABILITY.  Notwithstanding anything in this Agreement to the contrary and except as specified below, the RSUs awarded to you under this Agreement shall not be transferable or assignable by you other than by will or the laws of descent and distribution.  You may transfer the RSUs to (a) a member or members of your immediate family, (b) to a revocable living trust established exclusively for you or you and your spouse, (c) a trust under which your immediate family members are the only beneficiaries or (d) a partnership of which your immediate family members are the only partners.  For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

The terms applicable to the assigned RSUs shall be the same as those in effect for the RSUs immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Company may deem appropriate.  You may also designate one or more persons as the beneficiary or beneficiaries of your outstanding RSUs under the Plan, and those RSUs shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon your death while holding those RSUs. Such beneficiary or beneficiaries shall take the transferred RSUs subject to all the terms and conditions of the Agreement. Except for the limited transferability provided by the foregoing, outstanding RSUs under the Plan shall not be assignable or transferable.

None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in the Agreement or your transfer of the RSUs.  It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences.  You are entitled to rely upon only the tax advice of your own tax advisors.]

6.                                     SALE OF SECURITIES.  Any shares of Stock awarded hereunder may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  You agree that (a) the Company may refuse to cause the transfer of such Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares.

7.                                      EMPLOYMENT RELATIONSHIP.  For purposes of this Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group.  The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

8.                                      NOT AN EMPLOYMENT AGREEMENT.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

9.                                      LIMIT OF LIABILITY.  Under no circumstances will the Company or any Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

10.                               MISCELLANEOUS.  This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any.  In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control.  The term “you” and “your” refer to the Grantee named in this Agreement.  Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan.

In accepting the award of RSUs set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

SUPERMEDIA INC.

By:
Name:
Title:

Agreed and accepted

By:
Name:
Date: